5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone:(972) 668-8800 Contact: Roland O. Burns Sr.Vice President and Chief Financial Officer Web Site: www.comstockresources.com

For Immediate Release	NEWS RELEASE

COMSTOCK RESOURCES, INC. REPORTS SECOND QUARTER 2003
FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, August 7, 2003 – Comstock Resources, Inc. (NYSE:CRK) today reported financial and operating results for the quarter and the six months ended June 30, 2003.

Financial Results for the Three Months and Six Months Ended June 30, 2003

Strong oil and natural gas prices and higher production allowed Comstock to earn $14.0 million or 40¢ per share in 2003’s second quarter ending June 30, 2003 as compared to earnings from continuing operations of $3.2 million or 11¢ per share for the second quarter of 2002. Oil and gas sales reached $57.2 million for the second quarter of 2003, 50% higher than 2002 second quarter oil and gas sales of $38.0 million. Comstock generated $37.4 million in operating cash flow (before changes in working capital accounts) in 2003’s second quarter, an increase of 77% over 2002’s second quarter operating cash flow of $21.1 million. EBITDAX or earnings from continuing operations before interest, taxes, depreciation, depletion and amortization, exploration expense and other noncash expenses including unrealized derivative gains and losses, and gains and losses on property sales was $44.8 million in 2003’s second quarter. This represents a 57% increase from 2002’s second quarter EBITDAX of $28.5 million.

For the six months ended June 30, 2003, Comstock’s oil and gas sales totaled $125.7 million, a 95% increase over oil and gas sales for the same period in 2002 of $64.5 million. Net income from continuing operations for the six months ended June 30, 2003 totaled $34.1 million, or $1.00 per share, (excluding the cumulative effect of adopting a new accounting standard which changed the Company’s accounting for future abandonment costs of its oil and gas properties) as compared to a net loss from continuing operations of $1.5 million, or 5¢ per share for the six months ended June 30, 2002. Operating cash flow (before changes in working capital accounts) generated by Comstock reached $85.3 million for the first half of 2003, a 164% increase from the first half of 2002’s cash flow of $32.4 million. EBITDAX grew 116% to $100.5 million for the first half of 2003 over EBITDAX of $46.4 million for the first half of 2002.

The strong financial results were driven primarily by higher natural gas and crude prices. Comstock’s average natural gas price for the second quarter of 2003 was $5.44 per thousand cubic feet (“Mcf”), 57% higher than 2002’s second quarter’s average gas price of $3.47 per Mcf. Comstock’s realized oil prices averaged $28.83 per barrel for 2003’s second quarter, a 16% increase compared to the second quarter 2002’s average oil price of $24.96 per barrel. For the first half of 2003 Comstock’s realized gas price was $5.98 per Mcf as compared to $2.93 per Mcf in the first half of 2002. For the first half of 2003 Comstock’s realized oil price was $31.39 per barrel as compared to $22.80 per barrel in the first half of 2002. Oil and gas production also increased in the second quarter. Comstock produced 10.8 billion cubic feet equivalent (“Bcfe”) of natural gas in the second quarter of 2003, a 2% increase from 2002’s second quarter production of 10.5 Bcfe. For the first half of 2003, Comstock has produced 21.6 Bcfe as compared to 20.8 Bcfe produced in the same period in 2002.

The cash flow generated in the first half of 2003 allowed Comstock to improve its balance sheet by paying down $30 million in debt. As a result of debt reduction and profits generated, Comstock’s total debt at June 30, 2003 has fallen to $336 million and book equity has grown to $265.1 million. Debt as a percentage of Comstock’s capitalization on a book basis has fallen to 56% at June 30, 2003 as compared to 63% at the end of 2002. Subsequent to the end of the second quarter, Comstock has paid down an additional $13 million to reduce its total debt to $323 million.

Year to Date 2003 Drilling Results

Comstock has drilled 29 wells, (15.7 net) so far in 2003. Nine of these wells (3.2 net wells) were drilled in the Gulf of Mexico under its exploration program with Bois d’ Arc Offshore Ltd and all nine were successful. In addition to the four successful offshore wells drilled in the first quarter, Comstock made five discoveries in the Gulf of Mexico with Bois d’ Arc in the second quarter. The most significant discovery was made at Ship Shoal Block 109 where the OCS-G 21655 #2 well which was drilled to test the “Oakmont” prospect to a total depth of 12,325 feet and encountered 13 gas bearing zones in the middle to lower Pliocene sands with 192 feet of net pay. The OCS-G 22700 #1 well drilled at Ship Shoal Block 110 which tested the “Pebble Beach” prospect was also successful. This well was drilled to a total depth of 11,996 feet and found 116 feet of net pay in four zones. Comstock has a 36.5% working interest in these wells which will be connected to a common platform to be set in early 2004. Comstock also drilled successful wells at South Timbalier Block 11 with the State Lease 16945 #1 well (33% working interest) and at Ship Shoal Block 146 with the OCS-G 22705 #2 well (40% working interest). These wells will be connected to existing production platforms during the third quarter. The remaining well was drilled at South Timbalier Block 30 where Comstock has a 34% working interest. The OCS-G 13928 #7 well follows two earlier discoveries made in this block. A new facility should be installed in September at South Timbalier 30 with first production expected in early November from the three wells.

Comstock has drilled six wells, 2.3 net wells, in its South Texas exploration program in the first half of 2003. Five of the six wells were successful. Three of these wells were successful discoveries on the Ball Ranch in Kenedy County, Texas. In addition to the two successful Ball Ranch wells previously reported, the Clark Sain #7 well was drilled to a total depth of 12,950 feet and found approximately 40 feet of net pay. This well was recently tested at 5 million cubic feet of natural gas equivalent (“Mmcfe”) per day. Comstock has a 20% working interest at Ball Ranch. Comstock’s Lopez #1 was drilled in Starr County to a depth of 8,500 feet discovered approximately 50 feet of net pay in the Vicksburg formation and was tested at 4.5 Mmcfe per day. Comstock has a 57% working interest in this discovery. The largest discovery to date for Comstock in South Texas is the Miller #1 drilled at Patterson Ranch. The Miller #1 was drilled to a depth of 14,136 feet and discovered approximately 90 net feet of pay in the Wilcox formation. Comstock has a 58% working interest in this discovery which is currently producing at a rate of 10.4 Mmcfe per day.

In its Southeast Texas Region, Comstock has drilled two wells (1.2 net) so far in 2003 to continue to delineate the Hamman discovery made last year in Polk County, Texas. The Hamman #1 was put on production in October 2002 and has averaged 19.1 Mmcfe in daily production since that date. The Collins #1 well drilled to the southeast of the Hamman #1 at the end of last year was recently put on production and is currently producing 15.5 Mmcfe per day. In the second quarter, Comstock drilled the Hamman #2 well and the Collins #2 well. The Hamman #2 drilled to a depth of 15,400 feet encountered only six net feet of pay in the Woodbine formation and is expected to be a marginal well. The Collins #2 well was drilled to a depth of 15,525 feet and discovered approximately 52 net feet of high porosity pay sands in the Woodbine formation. Completion operations are currently underway on this well which is expected to be another high volume producer. Comstock owns a 58% working interest and is the operator of these wells.

Comstock drilled five wells (2.4 net) in its East Texas and North Louisiana region in the first half of 2003. Four of these wells were successful development wells and one was an unsuccessful exploratory test drilled in Richland Parish in North Louisiana. Three of these wells have been tested at a per well average rate of 1.9 Mmcfe per day. The remaining well is in the process of being completed.

The remaining wells drilled to date in 2003 by Comstock include six shallow wells drilled in the New Albany Shale Gas field in Kentucky which are currently being tested and a development well in the Glick field in Kansas which is currently being completed.

Comstock also provided an update on the development plans for the South Pelto Block 22 discovery announced earlier in the year. Comstock and its partners plan to drill two delineation wells prior to completing the OCS-G 18054 #2 discovery well. If the delineation wells are successful, a four-pile production facility will be installed with the expectation of having three wells on production during the first quarter of 2004. The first of these wells, the OCS-G 18054 #3, was just spudded and will be drilled to a planned depth of 19,430 feet. The second well, the OCS-G 18054 #4, will be drilled next to a planned depth of 19,000 feet. Comstock owns a 29% working interest in South Pelto Block 22.

Comstock’s successful drilling operations in 2002 and the first half of 2003 has resulted in a substantial number of projects that are waiting on the installation of facilities prior to being brought to sales. Presently, Comstock has 12 wells that have been drilled that are expected to be able to add 25 to 30 Mmcfe per day to Comstock’s net production rate. These projects are expected to come on line at various dates over the next three quarters.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
 (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Oil and gas sales	$57,161	$38,004	$125,737	$64,494
Operating expenses:
Oil and gas operating	10,531	8,467	21,896	16,582
Exploration	505	1,028	2,141	2,981
Depreciation, depletion and amortization	15,117	14,057	30,304	27,515
General and administrative, net	1,947	1,077	3,475	2,007

Total operating expenses	28,100	24,629	57,816	49,085

Income from operations	29,061	13,375	67,921	15,409
Other income (expenses):
Interest income	23	10	43	19
Interest expense	(7,370)	(7,702)	(14,678)	(14,512)
Loss from derivatives	—	(204)	(3)	(2,168)
Other income	44	69	94	180

	(7,303)	(7,827)	(14,544)	(16,481)

Income (loss) from continuing operations before
income taxes	21,758	5,548	53,377	(1,072)
Provision for income taxes	(7,615)	(1,942)	(18,682)	375

Net income (loss) from continuing operations	14,143	3,606	34,695	(697)

Discontinued operations including loss on
disposal, net of income taxes	—	(403)	—	(1,129)
Cumulative effect of change in accounting principle	—	—	675	—

Net income (loss)	14,143	3,203	35,370	(1,826)
Preferred stock dividends	(178)	(400)	(573)	(795)

Net income (loss) attributable to common stock	$13,965	$2,803	$34,797	$(2,621)

Basic net income (loss) per share:
From continuing operations	$0.44	$0.11	$1.13	$(0.05)
Discontinued operations	—	(0.01)	—	(0.04)
Cumulative effect of change in accounting principle	—	—	0.02	—

	$0.44	$0.10	$1.15	$(0.09)

Diluted net income (loss) per share:
From continuing operations	$0.40	$0.11	$1.00
Discontinued operations	—	(0.02)	—
Cumulative effect of change in accounting principle	—	—	0.02

	$0.40	$0.09	$1.02

Weighted average common and common stock
equivalent shares outstanding:
Basic	31,473	28,776	30,205	28,678

Diluted	35,010	34,042	34,719

COMSTOCK RESOURCES, INC.
OTHER FINANCIAL DATA
 (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Cash flow from operations:
Net cash provided by operating activities	$36,511	$12,995	$68,811	$20,809
Increase (decrease) in accounts receivable	(8,620)	4,239	11,389	(747)
Increase (decrease) in other current assets	(1,005)	1,614	1,213	2,691
Decrease in accounts payable and accrued expenses	10,543	2,274	3,913	9,626

Cash flow from operations	$37,429	$21,122	$85,326	$32,379

EBITDAX:
Net income (loss) from continuing operations	$14,143	$3,606	$34,695	$(697)
Interest	7,370	7,702	14,678	14,512
Income tax expense (benefit)	7,615	1,942	18,682	(375)
Depreciation, depletion and amortization	15,117	14,057	30,304	27,515
Exploration	505	1,028	2,141	2,981
Unrealized (gains) losses from derivatives	--	143	3	2,499

EBITDAX	$44,750	$28,478	$100,503	$46,435

	As of June 30,
	2003	2002
Balance Sheet Data:
Current assets	$51,560	$38,539
Property and equipment, net	678,393	636,360
Other	6,559	7,681

Total assets	$736,512	$682,580

Current liabilities	$46,899	$32,637
Long-term debt	336,002	384,002
Other	88,528	53,217
Stockholders' equity	265,083	212,724

Total liabilities and stockholders' equity	$736,512	$682,580

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
 (In thousands, except per unit amounts)

For the Three Months ended June 30, 2003

	Gulf of Mexico	East Texas/ North Louisiana	Southeast Texas	South Texas/ Other	Total
Oil production (thousand barrels)	269	23	67	22	381
Gas production (million cubic feet - Mmcf)	2,200	2,646	2,545	1,095	8,486
Total production (Mmcfe)	3,814	2,786	2,947	1,227	10,774
Oil sales	$7,822	$639	$1,929	$601	$10,992
Gas sales	12,560	13,486	14,463	5,659	46,169

Total oil and gas sales	$20,382	$14,125	$16,392	$6,260	$57,161

Average oil price (per barrel)	$29.08	$27.78	$28.79	$27.32	$28.83
Average gas price (per thousand cubic feet - Mcf)	$5.71	$5.10	$5.68	$5.17	$5.44
Average price (per Mcf equivalent)	$5.34	$5.07	$5.56	$5.10	$5.31
Lifting cost	$4,373	$2,529	$2,318	$1,311	$10,531
Lifting cost (per Mcf equivalent)	$1.15	$0.91	$0.79	$1.07	$0.98
Capital expenditures	$12,632	$2,157	$2,570	$5,556	$22,915

For the Six Months ended June 30, 2003

	Gulf of Mexico	East Texas/ North Louisiana	Southeast Texas	South Texas / Other	Total
Oil production (thousand barrels)	559	46	139	53	797
Gas production (million cubic feet - Mmcf)	4,310	5,428	4,884	2,210	16,832
Total production (Mmcfe)	7,663	5,703	5,717	2,528	21,611
Oil sales	$17,658	$1,386	$4,338	$1,623	$25,006
Gas sales	27,208	30,893	29,841	12,788	100,731

Total oil and gas sales	$44,866	$32,279	$34,179	$14,411	$125,737

Average oil price (per barrel)	$31.59	$30.13	$31.21	$30.62	$31.39
Average gas price (per thousand cubic feet - Mcf)	$6.31	$5.69	$6.11	$5.79	$5.98
Average price (per Mcf equivalent)	$5.85	$5.66	$5.98	$5.70	$5.82
Lifting cost	$8,195	$5,227	$4,831	$3,643	$21,896
Lifting cost (per Mcf equivalent)	$1.07	$0.92	$0.85	$1.44	$1.01
Capital expenditures	$22,132	$3,928	$4,355	$8,770	$39,185